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                                 Exhibit  9(c)

                     Transfer Agency and Service Agreement
         between the Registrant and State Street Bank and Trust Company







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                      TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                       STATE STREET BANK AND TRUST COMPANY

                                       and

                                 HIGHMARK FUNDS















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          TRANSFER AGENCY AND SERVICE AGREEMENT AGREEMENT made as of the 15th day of February, 1997, by and between HighMark Funds, a Massachusetts business trust, having its principal office and place of business at Oaks, PA 19456 (the "Fund"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

           WHEREAS, the Fund is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

           WHEREAS, the Fund currently offers shares in the series listed on Schedule A hereto (each such series, together with all other series subsequently established by the Fund and made subject to this Agreement in accordance with
Article 10, are herein referred to individually as a "Portfolio", and collectively as the "Portfolios");

           WHEREAS, the Fund on behalf of the Portfolios desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Article l   Terms of Appointment; Duties of the Transfer Agent

                    1.01 Subject to the terms and conditions set forth in this Agreement, the Fund, on behalf of the Portfolios, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act, as its transfer agent for the authorized and issued shares of beneficial interest of the Fund representing interests in each of the respective Portfolios ("Shares"), dividend disbursing agent, and agent in connection with any accumulation, open-account or similar plans provided to the shareholders of each of the respective Portfolios of the Fund ("Shareholders") and set out in the currently effective prospectus and statement of additional information ("prospectus") of the Fund relating to the applicable Portfolio, including without limitation any periodic investment plan or periodic withdrawal program.



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                    1.02 The Transfer Agent agrees that it will perform the
following services:

                    (a) In accordance with any procedures which may be established from time to time by agreement between the Fund on behalf of each of the Portfolios, as applicable, and the Transfer Agent, the Transfer Agent shall:

                     (i) Receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation thereof to the custodian of the Fund authorized pursuant to the Declaration of Trust of the Fund (the "Custodian");

                     (ii) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

                     (iii) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

                     (iv) With respect to the transactions in items (i), (ii) and (iii) above, the Transfer Agent may execute transactions directly with broker-dealers authorized by the Fund (or the Distributor) who shall for such purpose be deemed to be acting on behalf of the Fund;

                     (v) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

                     (vi) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

                     (vii) Prepare and transmit payments for dividends and distributions declared by the Fund on behalf of the applicable Portfolio;

                     (viii) Maintain records of account for and advise the Fund and its Shareholders as to the foregoing;



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                     (ix)   Record the issuance of Shares of the Fund and
                            maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of Shares which are authorized, based upon data provided to it by the Fund, and issued and outstanding. The Transfer Agent shall also provide the Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund; and

                     (x) The Transfer Agent shall provide additional services on behalf of the Fund (e.g., escheatment services) which may be agreed upon in writing between the Fund and the Transfer Agent.

                    (b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Transfer Agent shall:
(i) perform the customary services of a transfer agent, dividend disbursing agent, and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, mailing Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing, mailing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State.

                    (c) The Fund shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the




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establishment of transactions for each State on the system prior to the effective date of this Agreement. The responsibility of the Transfer Agent for the Fund's blue sky State registration status is solely limited to monitoring the daily activity for each State, the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

                    (d) Procedures as to who shall provide certain of these services in Article 1 may be established from time to time by written agreement between the Fund and the Transfer Agent, whereby the Transfer Agent may perform only a portion of these services and the Fund or other agent may perform these services on each Portfolio's behalf.

Article 2  Fees and Expenses

                    2.01 For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each Retail Shares class of the Portfolios, except the HighMark Tax-Free Fund, HighMark Government Bond Fund and the HighMark Income and Growth Fund to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set out in Schedule B attached hereto. Such fees and out-of-pocket expenses and cash advances identified under
Section 2.02 below may be changed from time to time subject to mutual written agreement between the Fund and the Transfer Agent.

                    2.02 In addition to the fee paid under Section 2.01 above, the Fund agrees on behalf of each Retail Shares class of the Portfolios to reimburse the Transfer Agent for out-of-pocket expenses as set forth in Schedule B hereto, or advances incurred by the Transfer Agent for the items set out in Schedule B attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Fund, will be reimbursed by the Fund on behalf of the applicable Portfolio.

                    2.03 The Fund agrees on behalf of each Retail Shares class of the Portfolios to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all



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Shareholder accounts shall be advanced to the Transfer Agent by the Fund at least seven (7) days prior to the mailing date of such materials.

Article 3  Representations and Warranties of the Transfer Agent

                     The Transfer Agent represents and warrants to the Fund that:

                    3.01 It is a corporation duly organized and existing and in good standing under the laws of the State of Massachusetts.

                    3.02 It is duly qualified to carry on its business in the states where it is conducting business.

                    3.03 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

                    3.04 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

                    3.05 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

                    3.06 It is registered as a transfer agent pursuant to
Section 17A of the Securities Exchange Act of 1934.

Article 4  Representations and Warranties of the Fund

                    The Fund represents and warrants to the Transfer Agent that:

                    4.01 It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts. .

                    4.02 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

                    4.03 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

                    4.04 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

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                    4.05 A registration statement under the Securities Act of
1933, as amended, relating to the Shares of each of the Portfolios is currently effective.

Article 5  Data Access and Proprietary Information

                    5.01 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on data bases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Fund agrees for itself and its employees and agents:

                     (a) to access Customer Data solely from locations as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent's applicable user documentation;

                     (b) to refrain from copying or duplicating in any way the Proprietary Information;

                     (c) to refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent 's instructions;

                     (d) to refrain from causing or allowing data acquired hereunder from being retransmitted to any unauthorized computer facility or other location, except with the prior written consent of the Transfer Agent;



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                     (e)    that the Fund shall have access only to those
                            authorized transactions agreed upon by the parties; and

                     (f) to honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

           Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Article 5. The obligations of this Article shall survive any earlier termination of this Agreement.

                    5.02 If the Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                    5.03 If the transactions available to the Fund include the ability to originate electronic instructions to the Transfer Agent in order to
(i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.




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Article 6  Indemnification

                    6.01 The Transfer Agent shall not be responsible for, and the Fund shall on behalf of the applicable Portfolio indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability arising out of or attributable to:

                    (a) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct.

                    (b) The Fund's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Fund hereunder.

                    (c) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records, documents or services which
(i) are received by the Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund including but not limited to any previous transfer agent or registrar, provided that such actions are taken in good faith and without negligence or willful misconduct.

                    (d) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Fund on behalf of the applicable Portfolio reasonably believed by the Bank to have been signed or authorized by the Fund on behalf of the applicable Portfolio, provided that such actions are taken in good faith and without negligence or willful misconduct.

                    (e) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state, provided that such actions are taken in good faith and without negligence or willful misconduct and further provided, that the Transfer Agent shall not be indemnified with respect to claims based solely on the



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fact that shares of the Fund were not registered in a state and the Transfer
Agent had been previously notified by the Fund that the Fund is not registered in such state.

                    6.02 At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Fund on behalf of the applicable Portfolio for any action taken or omitted by it in reliance upon such instructions or upon the written opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Fund.

                    6.03 In order that the indemnification provisions contained in this Article 6 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund's prior written consent.

Article 7 Standard of Care

                    7.01 The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors



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unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees. Article 8 Covenants of the Fund and the Transfer Agent

                    8.01 The Fund on behalf of each Portfolio shall promptly furnish to the Transfer Agent the following:

                    (a) A certified copy of the resolution of the Board of Trustees of the Fund authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

                    (b) A copy of the Declaration of Trust and By-Laws of the Fund and amendments thereto.

                    8.02 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such forms and devices.

                    8.03 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Fund on and in accordance with its request.

                    8.04 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

                    8.05 In case of any requests or demands for the inspection of the Shareholder records of any Portfolio of the Fund, the Transfer Agent will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. The Transfer



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Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person unless (in cases involving potential exposure only to civil liability) the Fund has agreed to indemnify the Transfer Agent against such liability.

Article 9  Termination of Agreement

                    9.1 This Agreement may be terminated by either party upon one hundred twenty (120) days written notice to the other.

                    9.2 Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and materials will be borne by the Fund on behalf of the applicable Retail Class shares of each Portfolio(s). Additionally, the Transfer Agent reserves the right to charge as liquidation damages associated with such termination, the equivalent to the prior one month transfer agency fees if termination occurs within the first year of the Transfer Agency & Service Agreement.


Article 10  Additional Funds

                    10.01 In the event that the Fund establishes one or more additional series of Shares with respect to which it desires to have the Transfer Agent render services as transfer agent under the terms hereof, it shall notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provided such services, such series of Shares shall become a Portfolio hereunder.

Article 11  Assignment

                    11.01 Except as provided in Section 11.03 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

                    11.02 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

                    11.03 The Transfer Agent may, without further consent on the part of the Fund, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to



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Section 17Ac2-1 of the Securities Exchange Act of 1934, as amended ("Section
17Ac2-1"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17Ac2-1 or (iii) a BFDS affiliate; provided, however, that the Transfer Agent shall be as fully responsible to the Fund for the acts and omissions of any subcontractor as it is for its own acts and omissions.

Article 12  Amendment

                    12.01 This Agreement may be amended or modified by a written agreement executed by both parties.

Article 13 Massachusetts Law to Apply

                    13.01 This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts without regard to the conflict of laws, provisions thereof.

Article 14  Force Majeure

                    14.01 In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes.

Article 15 Consequential Damages

                    15.01 Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

Article 16 Merger of Agreement

                    16.01 This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Article 17 Limitations of Liability of the Trustees and Shareholders

                    17.01 A copy of the Declaration of Trust of the Fund is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed



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on behalf of the Trustees of the Fund as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Fund.

Article 18  Counterparts

                    18.01 This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

                    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                         HIGHMARK FUNDS


                                         BY:    /s/
                                             --------------------------------
                                                Vice President
ATTEST:
          /s/
--------------------------------





                                         STATE STREET BANK AND TRUST
                                         COMPANY


                                         BY:    /s/
                                             --------------------------------
                                               Vice President

ATTEST:
          /s/
--------------------------------


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                                   SCHEDULE A
                             TO THE TRANSFER AGENCY
                              AND SERVICE AGREEMENT
                                      DATED
                                FEBRUARY 15, 1997


HighMark California Tax-Free Money Market Fund (Fiduciary and Retail Shares)

HighMark Diversified Money Market Fund (Fiduciary and Retail Shares)

HighMark Tax-Free Fund (Fiduciary and Retail Shares)

HighMark U.S. Government Money Market Fund (Fiduciary and Retail Shares)

HighMark 100% U.S. Treasury Money Market Fund (Fiduciary and Retail Shares)

HighMark Balanced Fund (Fiduciary and Retail Shares)

HighMark Growth Fund (Fiduciary and Retail Shares)

HighMark Income Equity Fund (Fiduciary and Retail Shares)

HighMark Bond Fund (Fiduciary and Retail Shares)

HighMark Government Bond Fund (Fiduciary and Retail Shares)

HighMark Income and Growth Fund (Fiduciary and Retail Shares)

HighMark Intermediate Term Bond Fund (Fiduciary and Retail Shares)

HighMark California Intermediate Term Bond Fund (Fiduciary and Retail Shares)

HighMark Government Securities Fund (Fiduciary Shares only)

HighMark Convertible Securities Fund (Fiduciary Shares only)

HighMark Value Momentum Fund (Fiduciary and Retail Shares)

HighMark Blue Chip Growth Fund (Fiduciary Shares only)

HighMark Emerging Growth Fund (Fiduciary and Retail Shares)

HighMark International Equity Fund (Fiduciary Shares only)




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                                   SCHEDULE B

                             TO THE TRANSFER AGENCY

                              AND SERVICE AGREEMENT


Annual fees (per class/per fund)                           $18,000

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee.

Account Transaction Fee                                    $14.00/account

IRA Custodial Fees

           Acceptance & Setup                              $5.00/account
           Annual Maintenance                              $10.00/account

Out-of-Pocket Expenses

Out of pocket expenses include but are not limited to: confirmation statements, postage, forms, audio response, telephone, records retention, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the fund.



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